Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 o: 650.493.9300 f: 650.493.6811

February 23, 2021

NightDragon Acquisition Corp.

101 Second Street, Suite 1275

San Francisco, California 94105

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-1 (Registration No. 333-252909), as amended (the “Registration Statement”), filed by NightDragon Acquisition Corp. (the “Company”) with the Securities and Exchange Commission (the “Commission”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of up to 34,500,000 SCALE units (the “Units”), each consisting of one share of Class A common stock, par value $0.00001 per share (the “Class A Common Stock”), and one-fifth of one redeemable warrant, each whole warrant representing the right to purchase one share of Class A Common Stock (the “Warrants”), to be issued and sold by the Company, of which 4,500,000 Units are issuable upon exercise of an option to purchase additional Units granted to the underwriter. We understand that the Units are to be sold to the underwriter for resale to the public as described in the Registration Statement and pursuant to an underwriting agreement, substantially in the form filed as an exhibit to the Registration Statement, to be entered into by and between the Company and the underwriter (the “Underwriting Agreement”).

We are acting as counsel for the Company in connection with the sale of the Units by the Company. In such capacity, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable judicial decisions interpreting those laws), the laws of the State of New York and the federal laws of the United States of America.

Our opinions below are qualified to the extent that they may be subject to or affected by (i) applicable bankruptcy, insolvency, reorganization, moratorium, usury, fraudulent conveyance or similar laws affecting the rights of creditors generally, and (ii) by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity. Furthermore, we express no opinion as to the availability of any equitable or specific remedy, or as to the successful assertion of any equitable defense, upon any breach of any agreements or obligations

AUSTIN      BEIJING      BOSTON      BRUSSELS       HONG KONG      LONDON      LOS ANGELES      NEW YORK      PALO ALTO

SAN DIEGO      SAN FRANCISCO      SEATTLE      SHANGHAI      WASHINGTON, DC      WILMINGTON, DE

February 23, 2021

referred to therein, or any other matters, inasmuch as the availability of such remedies or defenses may be subject to the discretion of a court. We express no opinion as to the enforceability of any indemnification provision, or as to the enforceability of any provision that may be deemed to constitute liquidated damages.

On the basis of and subject to the foregoing, we are of the opinion that:

1.

When the Registration Statement has become effective under the Securities Act and the Units have been validly issued, paid for and delivered in accordance with the terms of the Underwriting Agreement, and assuming the due authorization, execution and delivery of the Units by American Stock Transfer & Trust Company, as transfer agent, the Units will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

2.

When the Registration Statement has become effective under the Securities Act, the Units (including the shares of Class A Common Stock underlying the Units) have been validly issued, paid for and delivered in accordance with the terms of the Underwriting Agreement, the shares of Class A Common Stock will be validly issued, fully paid and nonassessable.

3.

When the Registration Statement has become effective under the Securities Act, the Units (including the Warrants underlying the Units) have been validly issued, paid for and delivered in accordance with the terms of the Underwriting Agreement, a warrant agreement (the “Warrant Agreement”) between the Company and American Stock Transfer & Trust Company, as warrant agent, has been duly authorized, executed and delivered by each of the parties thereto, the terms of the Warrants have been duly established in conformity with the Warrant Agreement, and assuming the due authorization, execution and delivery of the Warrants by American Stock Transfer & Trust Company, as warrant agent, the Warrants included in such Units will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the prospectus forming part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

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February 23, 2021

This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Units, the Class A Common Stock, the Warrants, or the Registration Statement.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.